Exhibit 21

Jurisdiction of
Incorporation or
	Entity	Organization
1	Artesyn Communication Products, Inc.	Wisconsin
2	Artesyn Communication Products Scandinavia AB	Sweden
3	Artesyn Communications Products UK Ltd.	Scotland
4	Spider Software, Ltd.	Scotland
5	Artesyn Asset Management, Inc.	Delaware (Bahamas Domiciled)
6	Artesyn North America, Inc.	Delaware
7	Artesyn Technologies Japan KK	Japan
8	Artesyn Delaware, Inc.	Delaware
9	Artesyn Delaware LLC	Delaware
10	Artesyn Cayman LP	Cayman Islands
11	Artesyn International Ltd.	Cayman Islands
12	Artesyn International, Ltd. Branch	Irish Non-Resident
13	Artesyn do Brasil Comercio de Produtos de Conversao de Energia Ltda.	Brazil
14	Artesyn Ireland, Ltd.	Cayman Islands
15	Artesyn Technologies Asia Pacific, Ltd.	Hong Kong
16	Artesyn Netherlands B.V.	Netherlands
17	Artesyn UK Ltd.	United Kingdom
18	Artesyn France S.A.R.L.	France
19	Artesyn Holding GmbH	Austria
20	Artesyn Austria GmbH	Austria
21	Artesyn Austria GmbH & Co. KG	Austria
22	Artesyn Hungary Electronikai kft	Hungary
23	Artesyn Germany GmbH	Germany
24	Artesyn Elektronische Gerate Beteiligungs-und Verwaltungs-GmbH	Germany
25	Artesyn GmbH & Co. KG	Germany
26	Zhongshan Artesyn Technologies Electronics Co., Ltd.	People’s Republic of China